Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our reports (1) dated March 21, 2003, with respect to the 2002 and 2001 consolidated financial statements of Summus, Inc. (USA), and (2) dated May 22, 2001 (except for Note 9, as to which the date is June 27, 2001), with respect to the 2000 consolidated  financial statements of High Speed Net Solutions, Inc. in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of Summus, Inc. (USA) for the registration of 52,205,561 shares of its common stock.

/s/ Ernst & Young LLP

Raleigh, North Carolina
September 3, 2003